Zion Oil & Gas Newsletter

Tuesday, May 1, 2012

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Dear Shareholder and/or Friend of Zion...

We join with friends of the State of Israel worldwide in recently celebrating Israel’s 64 years of existence as a nation. It is indeed a miracle that Jews from across the world have returned to their native homeland since 1948 when Israel was declared an independent nation.

This celebration reminds us of Zion’s Vision:

From our inception, our calling has been to assist Israel in the restoration of the Land by finding and producing oil and gas – helping to make Israel politically and economically independent. We see the State of Israel not only as a refuge for Jews, but as the fulfillment of prophecy:

“And I will plant them upon their land, and they shall no more be pulled up out of their land which I have given them, saith the Lord thy God.” (Amos 9:15)

Israel Celebrates 64 Years of Independence

Zion Oil & Gas will again be sponsoring Christians United for Israel’s (CUFI) “Night to Honor Israel” in Washington, D.C. during their 7th Annual Washington-Israel Summit, July 16-18, 2012. We expect that John Brown (Zion’s Founder and Chairman) will be interviewed by Pastor John Hagee during the Summit and that the interview will be broadcast on the Daystar Television Network during the “Night to Honor Israel”. In addition, CUFI will broadcast a video about Zion at the banquet’s pre-event, and the banquet’s proceedings will be telecast by live-feed over the Daystar Television Network.

We would also like to introduce you to Mr. Justin W. Furnace, Zion’s newest member of the Board of Directors. Justin is the president of the Texas Independent Producers & Royalty Owners Association (TIPRO), a trade association representing the interests of more than 2,300 independent oil and natural gas producers and royalty owners throughout Texas. Mr. Furnace is responsible for overseeing TIPRO’s governmental affairs in Texas and Washington D.C. and representing the interests of the association membership before various regulatory bodies.

From 2007 to 2010, Justin served as my chief of staff and legal counsel while I was a statewide elected member of the Texas Railroad Commission – the chief regulatory authority over oil and gas matters in Texas. In that position, Justin served as my top policy advisor, in charge of evaluating, assessing and implementing all legal, technical and legislative strategies. Prior to his service at the Commission, from 2004 to 2007, Justin practiced law at the Beaumont office of Mehaffy Webber where he specialized in transactions and litigation relating to oil and gas, real estate and corporate matters.

Mr. Furnace received his Doctorate of Jurisprudence from Texas Tech University School of Law. He is also a graduate of Hardin-Simmons University, where he currently serves on the Board of Development.

John Brown, Zion’s Chairman of the Board and Founder, said: “We are delighted to have Justin Furnace join our Board of Directors. His petroleum industry experience in advocacy, legal, and regulation, together with his industry relationships, will serve as a great asset to Zion, as we continue our pursuit to recover hydrocarbons in Israel.”

Zion Board Member: Justin W. Furnace, President of TIPRO

We continue to seek new data in our Jordan Valley, Asher-Menashe, and Joseph License areas, before we are willing to recommend drilling another exploratory well which will inevitably cost millions of dollars. We continue to re-process old 2-D seismic data, acquire new 2-D seismic data, vertical seismic profile data, and gravity and magnetic surveys – all in an effort to maximize the chances of finding oil or natural gas in commercial quantities within our license areas.

In our Jordan Valley License area, we continue to await results from the Geophysical Institute of Israel (GII) and their efforts to acquire and process new geophysical data (gravity survey and a dynamite-sourced 2-D seismic line). We will then have the seismic data processed, interpreted and integrated into our geologic model. The gravity survey and the 2-D seismic line are two key pieces of data that should help us to further refine our plans with respect to the Jordan Valley License area.

In our Asher-Menashe License area, we will soon re-enter our existing Elijah #3 well in order to obtain additional wireline log information and a VSP (vertical seismic profile) survey. The planned wellsite activity has been delayed until June 2012, as the Israeli drilling company, Lapidoth, has informed us that their rig, crew and equipment are only expected to be available in June 2012. The primary purpose of this effort is to obtain additional geologic and geophysical data to better understand the oil and gas potential, if any, of a shallower zone through which we drilled while drilling the Elijah #3 well in 2009/2010. On April 30, 2012, Israel's Petroleum Commissioner notified us that, as we requested, our Asher-Menashe License was granted an extension for a further year, to June 9, 2013.

In our Joseph License area, we continue to evaluate our existing older seismic dataset and re-process some of that data, in an effort to enhance the data quality. We have contracted with GII for an additional 16 kilometer seismic line that should be acquired and processed later this summer. Once this seismic work is completed and the results are integrated, our Exploration staff should have a much better understanding of the geology of the southern Joseph License area as we explore for potential drilling prospects there and possibly in our abutting and already applied-for Asher Joseph Permit Application area that borders the Mediterranean Sea (which as of the date of this communication has not been granted).

Once we perform these surveys and our analysis and interpretation of the results, we will be better prepared to determine where we will drill our next exploratory well; whether in the Jordan Valley License area, the Asher-Menashe License area, the Joseph License area, or elsewhere.

After a drill site has been selected and the co-ordinates defined, we will need to complete the permitting process and also finalize arrangements for a suitable drilling rig and experienced drilling crew. We have been negotiating the terms of drilling contract with the owner of an appropriate rig, but as of April 30, 2012, we have not yet entered into any legally binding documents.

With regard to the permitting process in Israel, at present, there are procedural changes (and possibly additional required documentation) under discussion by the Israeli authorities. We estimate that a minimum of six months will be required to obtain the required government-related permits to actually drill the well, but we should add that, due to the current uncertainty surrounding the discussions, this is a very rough estimate and the estimated time frames are subject to significant change.

Subject to the comments above, the earliest timeframe in which we could expect to start drilling our next exploratory well is in the first quarter of 2013; but as noted above that these are estimated time frames based on the information currently available to us and are accordingly subject to change. I ask that you, our supporters, be patient, as we diligently pursue the best drilling option with strong geologic and geophysical support for the overall benefit of our shareholders.

In front of the Heletz #1 Well - a producer since 1955

Right to Left: Lapidoth CEO, Jacob Luxenburg, Zion CEO, Richard Rinberg and Lapidoth's Heletz Manager

On Monday, April 30, 2012, Zion's CEO, Richard Rinberg, met with Jacob Luxenburg, CEO of Lapidoth Israel Oil Prospectors Corp. Ltd, and visited Heletz, the site of Israel's first successful onshore oil well. The Heletz Oil Field discovery, in southern Israel, dates back to 1955 and since then, more than 17 million barrels of oil have been produced from the Heletz Oil Field. Lapidoth is also the foremost Israeli onshore drilling contractor, having drilled over 400 onshore wells of various depths in Israel and worldwide. The deepest well they have drilled to date, was to a depth of 6,700 meters (approximately 22,000 feet), near the Dead Sea.

As previously announced, Zion’s Annual Shareholder Meeting will be held in Caesarea, Israel on Tuesday, June 12, 2012, at the Dan Caesarea Hotel. We would be honored to have you join us for this important annual gathering.

"Pray for the peace of Jerusalem: May they prosper who love you.”

Psalm 122:6

In your good pleasure, make Zion prosper..."

Psalm 51:18

Thank you for your support of Zion!

Victor G. Carrillo

President & COO

Zion Oil & Gas, Inc.

www.zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, anticipated attributes of geological strata being drilled, the presence or recoverability of hydrocarbons, plans to perform seismic surveys, the timing of these surveys, the impact of these surveys on identifying drilling prospects, the anticipated timeframe for drilling the next exploratory well, the sufficiency of cash reserves, timing and potential results thereof and plans contingent thereon are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Contact Information:
More information about Zion is available at www.zionoil.com
or by contacting Mike Williams (dallas@zionoil.com)

Zion Oil & Gas, Inc.
6510 Abrams Rd., Suite 300
Dallas, TX 75231
Tel: 1-214-221-4610 or 1-888-891-9466